Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 1, 2020, in the Registration Statement (Form S-1) and related Prospectus of Better Choice Company Inc. for the registration of 87,462,673 shares of its common stock.

/s/ Ernst & Young LLP

Louisville, KY
December 9, 2020